Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Sciele Pharma, Inc.

At

$31.00 Net Per Share

by

Tall Bridge, Inc.

an indirect wholly owned subsidiary of

Shionogi & Co., Ltd.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 3, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated September 8, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by Tall Bridge, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Shionogi & Co., Ltd., a joint stock corporation (kabushiki kaisha) incorporated under the laws of Japan (“Shionogi”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Sciele Pharma, Inc., a Delaware corporation (“Sciele”), at a purchase price of $31.00 per Share, net to you in cash, without interest. Also enclosed is a letter to stockholders of Sciele from the Patrick P. Forteau, Chief Executive officer of Sciele accompanied by Sciele’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price paid in the Offer is $31.00 per Share, net to you in cash, without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of September 1, 2008 (the “Merger Agreement”) among Sciele, Shionogi and Purchaser. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Purchaser will merge with and into Sciele (the “Merger”), with Sciele continuing as the surviving corporation and an indirect wholly owned subsidiary of Shionogi. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by Sciele, Shionogi or any of their subsidiaries) will be converted into the right to receive the same per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire Shares and, with certain limited exceptions, all warrants outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will, at the Merger Effective

Time, be cancelled and each holder of an option or warrant will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Offer over the per Share exercise price of such option or warrant, as applicable, multiplied by the number of Shares issuable upon exercise of such option or warrant, as applicable. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4. The Board of Directors of Sciele has unanimously (i) declared that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sciele’s stockholders and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. The Board of Directors of Sciele recommends that Sciele’s stockholders accept the Offer and tender their Shares in the Offer.

5. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, October 3, 2008, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered with all other Shares, if any, beneficially owned by Shionogi, Purchaser or their affiliates, represents more than 50% of the total number of Shares then outstanding on a fully diluted basis and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Sciele Pharma, Inc.
at
$31.00 Net Per Share
by

Tall Bridge, Inc.

an indirect wholly owned subsidiary of
Shionogi & Co., Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 8, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Tall Bridge, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Shionogi & Co., Ltd., a joint stock corporation (kabushiki kaisha) incorporated under the laws of Japan, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Sciele Pharma, Inc., a Delaware corporation, at a purchase price of $31.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 2008	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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